EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kirby Corporation and Subsidiaries:
     We consent to the incorporation by reference in the registration statement (No. 33-56195) on Form S-3 and (No. 33-68140, No. 33-57621, No. 333-57625, No. 333-33913, No. 333-72592, No. 333-129290 and No. 333-129333) on Form S-8 of Kirby Corporation and Subsidiaries of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Kirby Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form10-K of Kirby Corporation and Subsidiaries.
KPMG LLP
Houston, Texas
February 28, 2007